Exhibit 99.1

Cambridge Acquisition Corp. Announces the Pricing of

$200 Million Initial Public Offering

New York, NY, February 6, 2026 – Cambridge Acquisition Corp. (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company and led by our Chairman, Michael Cam- Phung, Chief Executive Officer, Brent Michael Cox and Chief Financial Officer, Anthony Michael Naimo, today announced the pricing of its initial public offering of 20,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one Class A ordinary share at $11.50 per share. The units are expected to trade on the Global Market tier of the Nasdaq Stock Market (“Nasdaq”) under the ticker symbol “CAQUU” beginning February 6, 2026. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the ordinary shares and the warrants are expected to be traded on Nasdaq under the symbols “CAQ” and “CAQUW,” respectively.

BTIG, LLC is acting as sole book-running manager for the offering.

The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on February 9, 2026 subject to customary closing conditions.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 30, 2026. The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: BTIG, LLC, 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com, or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cambridge Acquisition Corp.

Cambridge Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this prospectus as our initial business combination.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Brent Michael Cox

One Liberty Square, 13th FL

Boston, MA 02109

Telephone: (617) 396-4911